                                                                    EXHIBIT 99.1

For Release 1:00 PM PDT
May 4, 2004

[Western Wireless Letterhead]


        WESTERN WIRELESS ANNOUNCES FIRST QUARTER 2004 FINANCIAL RESULTS

     BELLEVUE, WASH. (May 4, 2004) - Western Wireless Corporation
(NASDAQ:WWCA), a leading provider of wireless communications services to rural America, announced today its operating results for the quarter ended March 31, 2004.

     Western Wireless reported consolidated total revenues of $448.9 million for the first quarter, a 37% increase over the first quarter of 2003. Consolidated net income for the quarter was $31.4 million or $0.32 per diluted share. This compares to a net loss of $24.0 million, or $0.30 per diluted share, for the first quarter of 2003. Consolidated Adjusted EBITDA increased to $142.5 million for the quarter, a 51% increase from the same quarter last year.

     "First quarter results for Western Wireless demonstrate the continued solid performance of both of our businesses, highlighted by impressive net income from consolidated operations," said John W. Stanton, Chairman and Chief Executive Officer of Western Wireless Corporation. "In our domestic business, our sales and retention efforts resulted in solid growth in subscriber additions and revenue. In addition, our unique rural franchise and ability to serve all of our roaming partners, regardless of technology, drove further growth in usage, resulting in stable roaming revenue."

     Stanton continued, "Our consolidated international operations continue to perform exceptionally well. Internationally, we added 145,200 customers in the first quarter and now have over 1.3 million customers. More importantly, Adjusted EBITDA continues to grow rapidly, reaching $37.7 million for the first quarter."

     Stanton concluded, "In all respects, Western Wireless is off to a great start in 2004."

     FIRST QUARTER HIGHLIGHTS


     - Consolidated net income was $31.4 million, or $0.32 per diluted share. This is an increase from a net loss of $24.0 million in the first quarter of 2003, or $0.30 per diluted share.

     - Domestic Adjusted EBITDA increased to $104.8 million, an increase of 7% over the first quarter of 2003 (see attached schedule of Adjustments to Reconcile Net Income (Loss) to Adjusted EBITDA).

     - Domestic net subscriber additions for the quarter were 22,900. Churn for the quarter declined to 1.9%.

     - Western Wireless International Adjusted EBITDA reached a record $37.7 million for the quarter, up from an Adjusted EBITDA loss of $3.5 million in the first quarter of 2003.

     - Net customer additions for Western Wireless International for the quarter were 145,200.


     DOMESTIC RESULTS

     Domestic results are highlighted by continued growth in revenues and Adjusted EBITDA, as well as further improvement in customer retention. Subscriber revenues increased to $186.7 million, an increase of 15% over the first quarter of 2003. Beginning with the third quarter of 2003, Western Wireless includes in subscriber revenue amounts collected from its customers for federal and state universal service fund ("USF") assessments. The subsequent remittances to the USF are recorded in general and administrative costs. The USF collections increased subscriber revenues by $6.3 million in the first quarter. Subscriber revenue per average subscriber for the quarter was $47.80, an increase of 6.6% over the first quarter of 2003. This amount includes $1.61 for USF collections.

     Roamer revenues for the first quarter were $48.0 million, flat from the first quarter of 2003. Western Wireless continues to benefit from its ability to serve the national carriers, regardless of technology. As a result, minutes of use on Western Wireless' network continue to grow, providing stability in revenue. Roamer minutes of use were up 16% over the first quarter of 2003.

     Adjusted EBITDA for the first quarter increased 7% over the same quarter last year, reaching $104.8 million. Net income and Adjusted EBITDA are not affected by the USF collections and remittances.

     Subscriber additions continued to be strong in the first quarter. Net subscriber additions were 22,900. Churn declined from both the fourth quarter of 2003 and the first quarter of 2003, falling to an average of 1.9% per month. Total subscribers at the end of the quarter were 1,313,300.

     The average monthly cost of serving a subscriber (cost of service plus general and administrative expenses) was $23.04 per subscriber for the first quarter, an increase of 6.5% from the first quarter of 2003. However, this amount includes $1.61 attributable to the USF remittances. Cost per gross subscriber addition (or CPGA, determined by dividing the sum of sales and marketing costs and cost of equipment sales, reduced by equipment sales, by the number of gross subscriber additions for the quarter) was $422 for the quarter. Western Wireless includes digital handset subsidies incurred in retaining existing subscribers in its subscriber acquisition costs. Retention costs for the quarter included in CPGA were $59.

     Capital expenditures for the quarter were $46.6 million. Western Wireless continued to add additional CDMA and GSM/GPRS coverage during the quarter. At the end of the quarter, Western Wireless' CDMA coverage increased to 68% of the population in its service area. In addition, Western Wireless has completed its GSM/GPRS overlay on about 300 sites, over one-half of its currently planned GSM/GPRS coverage. Approximately 80% of Western Wireless' subscribers now use digital service and nearly 90% of network minutes are digital.

     INTERNATIONAL RESULTS

     Total revenues for Western Wireless International's ("WWI") six consolidated businesses were $199.5 million for the quarter, an increase of 89% over the first quarter of 2003. This amount includes total revenues of $145.5 million from tele.ring, WWI's Austrian subsidiary, which is up from $73.9 million for the first quarter of 2003, an increase of 97%.

     Adjusted EBITDA for the consolidated international operations for the quarter was $37.7 million, compared to an Adjusted EBITDA loss of $3.5 million for the first quarter of 2003. Adjusted EBITDA for tele.ring was $35.8 million for the first quarter. This compares to Adjusted EBITDA for tele.ring in the first quarter of 2003 of $3.1 million.

     Net post-paid and pre-paid customer additions for the international consolidated businesses totaled 145,200 for the quarter. Total customers at March 31, 2004 for the six consolidated businesses were 1,339,400. During the first quarter tele.ring added 92,600 mobile customers. At the end of the quarter, tele.ring had 726,800 mobile customers, of which 79% were post-paid subscribers. WWI's Irish business, Meteor Mobile, added 18,600 customers during the quarter and ended the quarter with 199,200 customers. Virtually all of Meteor's customers were pre-paid. WWI also had 152,300 fixed line customers, primarily in its tele.ring operations in Austria.

     CONFERENCE CALL

     On May 4, 2004 at 2:00 p.m. PDT, Western Wireless will host a conference call to discuss first quarter results. The dial-up number for the call is 877/675-5901. The access code in the phrase "Western Wireless". A separate dial-up replay number will be available beginning at 4:00 p.m. PDT on May 4, 2004 until midnight PDT on Wednesday, May 12, 2004. The replay number is 800/283-4849 and the access code is 5703. Investors can also access the live conference call and the conference call replay, as well as view this press release, through the investor relations link on the Western Wireless website at www.wwireless.com.

     ABOUT WESTERN WIRELESS CORPORATION

     Western Wireless Corporation, located in Bellevue, Washington, serves over
1.3 million subscribers in 19 western states under the Cellular One(R) and Western Wireless(R) brand names. Through its subsidiaries and operating joint ventures, Western Wireless is licensed to offer service in eight foreign countries.



     This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements regarding the Company's plans, intentions and expectations. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made. Such statements are inherently subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from those expected or implied by the forward-looking statements. These factors include general economic and business conditions nationally, internationally and in the regions and countries in which we operate; demographic changes; technology changes; increased competition; changes in business strategy or development plans; our high leverage and our ability to access capital markets; our ability to attract and retain qualified personnel; existing governmental regulations and changes in, or the failure to comply with, governmental regulations; our ability and the cost of acquiring additional spectrum licenses; and product liability and other claims asserted against us. A more extensive discussion of the risk factors that could impact these areas and the Company's overall business and financial performance can be found in the Company's public offering prospectuses and its reports filed with the Securities and Exchange Commission. Given these factors, investors and analysis should not place undue reliance on forward-looking statements.



For further information contact:

Investment Community:                                 Media:
Steve Winslow                                         John Snyder
Western Wireless Corporation                          Snyder Investor Relations
(800) 261-5960                                        (206) 262-0291
steve.winslow@wwireless.com                           jsnyder@snyderir.com

                          WESTERN WIRELESS CORPORATION
                CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
                 (Dollars in thousands, except per share data)
                                  (Unaudited)

                                                     THREE MONTHS ENDED MARCH 31, 2004          THREE MONTHS ENDED MARCH 31, 2003
                                                 ----------------------------------------     --------------------------------------
                                                 DOMESTIC    INTERNATIONAL   CONSOLIDATED     DOMESTIC   INTERNATIONAL  CONSOLIDATED
                                                 --------    -------------   ------------     --------   -------------  ------------
Revenues:
  Subscriber revenues                            $186,676       $161,813       $348,489       $162,367     $ 70,957       $233,324
  Roamer revenues                                  48,037         15,644         63,681         48,179       13,899         62,078
  Fixed line revenues                                             12,883         12,883                      15,051         15,051
  Equipment sales                                  14,212          6,319         20,531          9,816        3,227         13,043
  Other revenues                                      501          2,859          3,360          1,115        2,563          3,678
                                                 --------       --------       --------       --------     --------       --------
      Total revenues                              249,426        199,618        448,944        221,477      105,697        327,174
                                                 --------       --------       --------       --------     --------       --------
Operating expenses:
  Cost of service (exclusive of depreciation
    and accretion included below)                  42,987         78,387        121,374         39,385       55,250         94,635
  Cost of equipment sales                          22,789         24,875         47,884         18,898       13,763         32,661
  General and administrative                       47,000         28,780         73,780         38,977       19,128         58,105
  Sales and marketing                              31,892         31,743         63,635         26,369       21,095         47,464
  Depreciation, amortization and accretion         39,596         19,123         58,719         50,162       15,651         65,813
  Asset Dispositions                                                                             7,640                       7,640
  Stock-based compensation, net                                    1,747          1,747
                                                 --------       --------       --------       --------     --------       --------
      Total operating expenses                    184,264        182,655        366,919        181,431      124,887        306,318
                                                 --------       --------       --------       --------     --------       --------

Other income (expense):
  Interest and financing expense, net             (19,900)       (14,356)       (34,256)       (23,780)     (14,699)       (38,479)
  Equity in net income (loss) of unconsolidated
    affiliates, net of tax                            (31)         1,287          1,236           (169)        (888)        (1,057)
  Other, net                                       (6,183)          (819)        (6,802)         2,182       (3,206)        (1,024)
                                                 --------       --------       --------       --------     --------       --------
      Total other expense                         (26,114)       (13,708)       (39,822)       (21,767)     (18,793)       (40,560)
                                                 --------       --------       --------       --------     --------       --------

Minority interest in net (income) loss of
  consolidated subsidiaries                                       (2,481)        (2,481)                      2,392          2,392
                                                                --------       --------                    --------       --------
Income (loss) before provision for income
  taxes and cumulative change in accounting
  principle                                        39,048            894         39,742         18,279      (35,591)       (17,312)

Provision for income taxes                         (6,051)        (2,248)        (8,299)        (3,809)        (681)        (4,490)
                                                 --------       --------       --------       --------     --------       --------
Income (loss) before cumulative change in
  accounting principle                             32,997         (1,554)        31,443         14,470      (36,272)       (21,802)

Cumulative change in accounting principle                                                       (1,189)      (1,042)        (2,231)
                                                 --------       --------       --------       --------     --------       --------
      Net income (loss)                          $ 32,997       $ (1,554)      $ 31,443       $ 13,281     $(37,314)      $(24,033)
                                                 ========       ========       ========       ========     ========       ========
Basic income (loss) per share:
  Before cumulative change in accounting principle                             $   0.34                                   $   (.27)
  Cumulative change in accounting principle                                                                                  (0.03)
                                                                               --------                                   --------
Basic income (loss) per share                                                  $   0.34                                   $   (.30)
                                                                               ========                                   ========
Diluted income (loss) per share:
  Before cumulative change in accounting principle                             $   0.32                                   $   (.27)
  Cumulative change in accounting principle                                                                                  (0.03)
                                                                               --------                                   --------
Diluted income (loss) per share                                                $   0.32                                   $   (.30)
                                                                               ========                                   ========
Adjusted EBITDA(1)                               $104,758       $ 37,733       $142,491       $ 97,848     $ (3,539)      $ 94,309
                                                 ========       ========       ========       ========     ========       ========

(1) See "Adjustments To Reconcile Net Income (Loss) to Adjusted EBITDA"

                          WESTERN WIRELESS CORPORATION
         ADJUSTMENTS TO RECONCILE NET INCOME (LOSS) TO ADJUSTED EBITDA
                             (dollars in thousands)

                                                              THREE MONTHS ENDED MARCH 31, 2004
                                                   -------------------------------------------------------
                                                    DOMESTIC     AUSTRIA        ALL OTHER
                                                   OPERATIONS   OPERATIONS    INTERNATIONAL   CONSOLIDATED
                                                   ----------   ----------    -------------   ------------
Net income (loss)                                  $ 32,997      $28,025        $(29,579)       $ 31,443
  Depreciation, amortization and accretion           39,596        3,969          15,154          58,719
  Asset dispositions                                     --           --              --              --
  Stock-based compensation, net                          --          147           1,600           1,747
  Interest and financing expense, net                19,900        2,650          11,706          34,256
  Equity in net (income) loss of unconsolidated
   affiliates, net of tax and other, net              6,214        1,039          (1,687)          5,566
  (Gain) loss on sale of joint venture                   --           --              --              --
  Loss on extinguishment of debt                         --           --              --              --
  Minority interests in net (income) loss
   of consolidated subsidiaries                          --           --           2,461           2,461
  Provision for income taxes                          6,051            1           2,247           8,299
  Discontinued operations                                --           --              --              --
  Cumulative change in accounting principle              --           --              --              --
                                                   --------      -------          ------        --------
Adjusted EBITDA(1)                                 $104,758      $35,831          $1,902        $142,491
                                                   ========      =======          ======        ========

                                                              THREE MONTHS ENDED MARCH 31, 2004
                                                   -------------------------------------------------------
                                                    DOMESTIC     AUSTRIA        ALL OTHER
                                                   OPERATIONS   OPERATIONS    INTERNATIONAL   CONSOLIDATED
                                                   ----------   ----------    -------------   ------------
Net income (loss)                                   $13,281      $(3,722)       $(33,592)       $(24,033)
  Depreciation, amortization and accretion           50,162        2,376          13,275          65,813
  Asset dispositions                                  7,640           --              --           7,640
  Stock-based compensation, net                          --           --              --              --
  Interest and financing expense, net                23,780        2,509          12,190          38,479
  Equity in net (income) loss of unconsolidated
   affiliates, net of tax and other, net             (2,013)       1,176           2,918           2,081
  (Gain) loss on sale of joint venture                   --           --              --              --
  Loss on extinguishment of debt                         --           --              --              --
  Minority interests in net (income) loss
   of consolidated subsidiaries                          --           --          (2,392)         (2,392)
  Provision for income taxes                          3,809            1             680           4,490
  Discontinued operations                                --           --              --              --
  Cumulative change in accounting principle           1,189          770             272           2,231
                                                    -------      -------        --------        --------
Adjusted EBITDA(1)                                  $97,848      $ 3,110        $ (6,649)       $ 94,309
                                                    =======      =======        =========       ========

(1) EBITDA is a non-GAAP financial measure generally defined as net income
    (loss) before interest, taxes, depreciation and amortization. We use the non-GAAP financial measure "Adjusted EBITDA" which further excludes the following items: (i) accretion; (ii) asset dispositions; (iii) stock-based compensation, net; (iv) equity in net (income) loss of unconsolidated affiliates, net of tax and other, net; (v) (gain) loss on sale of joint venture; (vi) loss on extinguishment of debt; (vii) minority interests in net (income) loss of consolidated subsidiaries; (viii) discontinued operations; and (ix) cumulative change in accounting principle. Each of these items is presented in our Condensed Consolidating Statements of Operations.

    Other companies in the wireless industry may define Adjusted EBITDA in a different manner or present other varying financial measures and accordingly, the Company's presentation may not be comparable to other similarly titled measures of other companies. The Company's calculation of Adjusted EBITDA is also not directly comparable to EBIT (earnings before interest and taxes) or EBITDA.

The Company views Adjusted EBITDA as an operating performance measure and as such, believes that the GAAP financial measure most directly comparable to Adjusted EBITDA is net income (loss). The Company has presented Adjusted EBITDA because this financial measure, in combination with other financial measures, is an integral part of the Company's internal reporting system utilized by management to assess and evaluate the performance of its business. Adjusted EBITDA is also considered a significant performance measure. It is used by management as a measurement of the Company's success in obtaining, retaining and servicing customers by reflecting the Company's ability to generate subscriber revenue while providing a high level of customer service in a cost effective manner. The components of Adjusted EBITDA include the key revenues and expense items for which the Company's operating managers are responsible and upon which the Company evaluates their performance.


Adjusted EBITDA is consistent with certain financial measures used in the Company's domestic credit facility and the indenture for its senior notes. Such financial measures are key components of several negative covenants including, among others, the limitation on incurrence of indebtedness, the limitations on investments and acquisitions and the limitation on distributions and dividends.


Adjusted EBITDA should not be construed as an alternative to net income (loss), as determined in accordance with GAAP, as an alternative to cash flows from operating activities, as determined in accordance with GAAP, or as a measure of liquidity. The Company believes Adjusted EBITDA is useful to investors as a means to evaluate the Company's operating performance prior to financing costs, deferred tax charges, non-cash depreciation and amortization expense, and certain other non-cash charges. Although Adjusted EBITDA may be defined differently by other companies in the wireless industry, the Company believes that Adjusted EBITDA provides some commonality of measurement in analyzing operating performance of companies in the wireless industry.

                          WESTERN WIRELESS CORPORATION
ADJUSTMENTS TO RECONCILE NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES TO
                                 FREE CASH FLOW
                             (dollars in thousands)


                                                 Three months ended March 31, 2004          Three months ended March 31, 2003
                                             ------------------------------------------   ---------------------------------------
                                             Domestic      International   Consolidated   Domestic   International   Consolidated
                                             --------      -------------   ------------   --------   -------------   ------------
Net Cash provided by (used in)
  operating activities                       $ 75,196       $ 18,877       $ 94,073        $ 70,909    $   (466)       $ 70,443
     Purchase of property and equipment       (46,590)       (15,441)       (62,031)        (30,605)    (21,143)        (51,748)
     Interest and financing expense, net       19,900         14,358         34,256          23,780      14,699          38,479
     Non-cash interest                             --         (2,865)        (2,865)             --      (2,498)         (2,498)
     Interest allocation                       11,299        (11,299)            --          10,447     (10,447)             --
     Changes in operating assets and
        liabilities                              (133)        16,944         16,811          (6,328)     (2,321)         (8,649)
     Cash paid and payable for taxes               --          2,248          2,248              --         681             681
     Other, net                                (1,504)          (528)        (2,032)           (960)     (3,187)         (4,147)
                                               -------          -----        -------           -----     -------         -------
          Free cash flow(1)                  $ 58,168       $ 22,292       $ 80,460        $ 67,243    $(24,582)       $ 42,561
                                             ========       ========       ========        ========    =========       ========
Net cash used in investing activities                                      $(96,701)                                   $(53,079)
                                                                           =========                                   =========
Net cash used in financing activities                                      $ (2,583)                                   $ (3,162)
                                                                           =========                                   =========




(1) Free cash flow is a non-GAAP financial measure which the Company defines as net cash provided by (used in) operating activities; (1) less purchase of property and equipment and non-cash interest; (ii) adding back interest and financing expense, net; and (iii) adjusting for changes in operating assets and liabilities, cash paid and payable for taxes, interest allocation and other, net.

The company views free cash flow as a liquidity measure and, as such, believes that the GAAP financial measure most directly comparable to free cash flow is net cash provided by (used in) operating activities. The Company has presented free cash flow because this financial measure, in combination with other financial measures, is an integral part of the Company's internal reporting system. The Company believes the ability of a company in the wireless industry to generate positive free cash flow has a positive impact on shareholder value. Free cash flow provides an important measurement of the cash generated by the Company after capital reinvestment in its business and is an indicator of the Company's ability to service its long-term debt and other corporate cash requirements. Free cash flow does not include expenditures for domestic taxes as the Company currently has significant accumulated net operating losses and does not believe it will pay cash domestic income taxes in the near future.

Free cash flow should not be construed as an alternative to net income (loss), as determined in accordance with GAAP or as an alternative to net cash provided by (used in) operating activities, as determined in accordance with GAAP. The Company believes free cash flow is useful to investors as a means to evaluate the cash-generating capabilities of the Company, as recurring capital expenditures are required in the wireless industry to sustain its subscriber base and revenue growth. Further, the Company considers trends in free cash flow when making decisions regarding the allocation of financial resources.

                          WESTERN WIRELESS CORPORATION
                     Selected Domestic Operating Statistics



                                             As of and for the
                                        Three months ended March 31,
                                        ----------------------------
                                            2004            2003
                                        ------------    ------------
Licensed Population(1)                   11,149,000      10,582,000
Subscribers                               1,313,300       1,216,100
Average monthly subscriber revenue(2)   $     47.80     $     44.84
Average monthly service revenue(3)      $     60.23     $     58.45
Average monthly cost of servicing
  a subscriber:(4)
  - per subscriber                      $     23.04     $     21.64
  - per minute of use                   $     0.040     $     0.045
Cost per gross subscriber addition(5)   $       422     $       385
Churn                                           1.9%            2.0%
Subscriber minutes of use                       506             412
Capital expenditures(000's)             $    46,590     $    30,605

(1) Population is estimated based upon 2003 Claritas, Inc. estimates and is adjusted by Western Wireless by applying Claritas's positive and negative growth factors.

(2) Average monthly subscriber revenue is determined by dividing subscriber revenue for the period by average subscribers for the period (the sum of beginning subscribers and ending subscribers, divided by two), and dividing that result by the number of months in the period.

(3) Average monthly service revenue is determined by dividing service revenues for the period by average subscribers for the period and dividing that result by the number of months in the period. Service revenues include subscriber, roamer and other revenues.

(4) Average monthly cost of serving a subscriber is determined by dividing total service costs (costs of service plus general and administrative expense) by average subscribers for the period, and dividing that result by the number of months in the period.

(5) Cost per gross subscriber addition is determined by dividing the sum of sales and marketing costs and cost of equipment sales, reduced by equipment sales, by the number of gross subscriber additions for the period.